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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




        Date of Report (Date of earliest event reported): March 15, 1999
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                                 POWERTEL, INC.
                            -------------------------
                            (Exact name of registrant
                          as specified in its charter)




Delaware                              0-23102                                  58-1944750
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(State or other                       (Commission                            (I.R.S. Employer
jurisdiction of                       File Number)                           Identification No.)
incorporation)




 1233 O.G. Skinner Dr., West Point, GA                                             31833
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(Address of principal executive offices)                                        (Zip Code)
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       Registrant's telephone number, including area code: (706) 645-2000
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         (Former name or former address, if changed since last report.)



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ITEM 5.    ACQUISITION OR DISPOSITION OF ASSETS.

         On March 15, 1999, Powertel, Inc. ("Powertel") and five of its wholly-owned subsidiaries (the "Powertel Subsidiaries") entered into an agreement with Crown Castle International Corp. and its wholly-owned subsidiary, CCP Inc. (collectively, "Crown Castle"), pursuant to which the parties agreed that Crown Castle would purchase from Powertel and the Powertel Subsidiaries approximately 650 towers, related assets and certain liabilities (the "Proposed
Tower Disposition").

ASSET PURCHASE AGREEMENT

         Pursuant to the asset purchase agreement, Crown Castle would pay $275.0 million in cash (the "Purchase Price") for 650 towers and related assets and certain liabilities. At the closing, the Purchase Price is subject to upward or downward adjustment based on the actual number of sites tendered at closing. The asset purchase agreement provides that sites considered defective or incomplete
("Rejected Sites") will not be tendered at closing, and consequently, the Purchase Price will be reduced by an amount equal to $423,077 for each Rejected
Site (the "Rejected Site Credit"). At closing, Crown Castle would also receive a credit against the Purchase Price in an aggregate amount of $383,000 (the
"Purchase Price Credit") as consideration for its acceptance of certain towers with site leases which may require revenue received from Powertel or its affiliates to be shared with the site lessors. The Purchase Price less the Rejected Site Credit and the Purchase Price Credit is referred to as the "Closing Price." In addition, pursuant to the asset purchase agreement and a related escrow agreement, Crown Castle has deposited $50.0 million in cash (the
"Escrow Deposit") with SunTrust Bank Atlanta (the "Escrow Agent"). At closing, the Escrow Deposit will be delivered to Powertel and credited against the Closing Price. However, Crown Castle has also agreed that the Escrow Deposit will be forfeited to Powertel under certain specified conditions in the event that Crown Castle is unable to receive adequate financing to consummate the transaction and thus is unable to close the transaction in a timely manner.

MASTER SITE AGREEMENTS

         Pursuant to the asset purchase agreement, at closing Powertel and the Powertel Subsidiaries will assign, and Crown Castle will assume, five master site agreements, pursuant to which Powertel and its affiliates will agree to pay
Crown Castle monthly rent of $1,800 per tower for the continued use of the space that Powertel or its affiliates currently occupy on the towers. The master site agreements provide that space not occupied by Powertel or its affiliates on the acquired towers can be leased to third parties at Crown Castle's sole option.
Monthly payments under the individual site leases are subject to increase based on an agreed upon schedule if and when Powertel or its affiliates add equipment to a site. In any event, the monthly rent, including additional rents related to the addition of certain equipment, will be increased on each fifth anniversary of each site lease up to an amount that is 115% of the rent paid during the preceding five year period. The term of each site lease will be ten years.
Powertel has the right to extend any site lease for up to three additional five year periods. Each site lease will automatically renew for an option term unless
Powertel or its affiliates notify Crown Castle of its intent not to renew at least 180 days prior to the end of the then current term.

CERTAIN CONDITIONS TO CLOSING

         The operative agreements governing the Proposed Tower Disposition are subject to a number of significant conditions. There can be no assurance that this transaction will be consummated on the terms described herein or at all. In connection with the Proposed Tower Disposition, Powertel, the Powertel
Subsidiaries and Crown Castle are making certain representations and warranties which must be true on


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the closing date in order for the Proposed Tower Disposition to be consummated.
Other conditions which must be satisfied on the closing date include: (i) compliance by Powertel, the Powertel Subsidiaries and Crown Castle with the terms of the asset purchase agreement; (ii) absence of litigation; (iii) receipt of regulatory approvals; and (iv) absence of any material adverse effect with respect to Powertel's and the Powertel Subsidiaries' assets and assumed liabilities.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

       (C)      EXHIBITS.

       None.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    POWERTEL, INC.



                                    By:  /s/ Fred G. Astor, Jr.
                                       -----------------------------------------
                                         Fred G. Astor, Jr.
                                         Executive Vice President and
                                         Chief Financial Officer

Dated: March 17, 1999